EXHIBIT 99.2





                                                     December 15, 2003

Dear  Financial Advisor,

We are pleased to report that the Board of Directors of Carey Institutional Properties Incorporated has begun considering the liquidity options for CIP(R) and will provide investors a detailed outline of its plans in the near future.

As you may know, CIP(R)'s adviser, W. P. Carey & Co. LLC (NYSE: WPC), has successfully completed the liquidation of ten prior programs. We now believe the timing is right for CIP(R)'s liquidation and look forward to providing you and your clients with a detailed plan in the first quarter of 2004.

We extend to you and your family the very best for an enjoyable Holiday Season and safe and prosperous New Year. Thank you again for your continued confidence and support.

                  With best regards,

                                                Most sincerely,



Wm. Polk Carey                Gordon F. DuGan              Edward V. LaPuma

Chairman                      Vice Chairman                     President





This letter contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.